XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

		Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES NEW $500 MILLION

SHARE REPURCHASE PROGRAM

Hamilton, Bermuda – September 24, 2007 — XL Capital Ltd (NYSE: XL) (the “Company”) today announced that on September 21, 2007, the Board of Directors of the Company (the “Board”) approved a new share repurchase program, authorizing the Company to repurchase up to $500 million of its Class A ordinary shares. The Company expects the purchases to be made from time to time in the open market or in privately negotiated transactions, and that such repurchases are expected to be funded from cash on hand. The timing, form and amount of the share repurchases under the program will depend on a variety of factors, including market conditions, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board at any time.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2007, XL Capital Ltd had consolidated assets of $60.2 billion and consolidated shareholders’ equity of $11.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This Press Release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about the Company’s beliefs or expectations, are forward- looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and the Company’s other documents on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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